Exhibit 99.1

Cara Therapeutics Reports First Quarter 2014 Financial Results

- Conference call today at 4:30pm ET –

SHELTON, CONN., May 12, 2014 – Cara Therapeutics, Inc. (NASDAQ: CARA), a biopharmaceutical company focused on developing and commercializing new chemical entities designed to alleviate pain by selectively targeting kappa opioid receptors, today announced financial results for the first quarter ended March 31, 2014.

“The first quarter was a transformational period for the Company as we successfully completed our initial public offering, raising net proceeds of approximately $56.2 million and providing Cara with the financial resources to fully develop our I.V. CR845 product candidate through NDA, as well as advance our oral tablet formulation through early clinical trials,” said Derek Chalmers, Ph.D., D.Sc., President and Chief Executive Officer of Cara Therapeutics.

“Looking ahead for the remainder of 2014, we will continue to execute on our development plans and complete the necessary supporting clinical work to enable Phase 3 registration trials of I.V. CR845 for acute pain, while also completing Phase 1 trials of our novel tablet formulation of Oral CR845. We also look forward to initiating a proof-of-concept study with IV CR845 in uremic pruritus, a non-pain indication experienced by dialysis patients where we believe the anti-itch properties of CR845 could provide an important therapeutic approach for a current unmet clinical need.”

First Quarter and Recent Business Highlights

•	Cara completed a required pharmacokinetic clinical study of IV CR845 in renally impaired subjects confirming predominant renal excretion of CR845 and demonstrating a favorable safety profile in this population.

•	Cara completed required preclinical pharmacokinetic and toxicological studies with a tablet formulation of Oral CR845 to enable the initiation of Phase 1 single and multiple ascending dose trials in the first half of 2014.

•	On February 5, 2014, Cara completed its initial public offering of 5.75 million shares of common stock at a public offering price of $11.00 per share, resulting in net proceeds of approximately $56.2 million after deducting underwriting discounts and commissions and offering expenses.

•	Maruishi Pharmaceuticals, Cara’s Japanese collaborator, successfully completed both single and multiple ascending dose Phase 1 trials of I.V. CR845.

Expected 2014 Milestones

•	Report top-line data from a planned human abuse liability trial for I.V. CR845.

•	Report top-line data from Phase 1 single and multiple ascending dose trials for the tablet formulation of Oral CR845.

•	Initiate a Phase 3 registration trial for I.V. CR845 in acute pain.

•	Submit an IND for a proof-of concept-study with I.V. CR845 in uremic pruritus.

•	Maruishi Pharmaceuticals’ advancement of CR845 development toward potential near-term milestones.

First Quarter 2014 Financial Results

Net Loss Available to Common Stockholders: The Company reported net loss available to common stockholders of $3.4 million, or $0.22 per basic and diluted share, for the first quarter of 2014, compared to net loss available to common stockholders of $1.7 million, or $0.48 per basic and diluted share, for the same period last year. The weighted average number of shares used in the per share calculations increased to 15.7 million shares from 3.7 million shares for the respective periods due to common shares sold in the Company’s IPO and the automatic conversion of convertible preferred shares into common shares in connection with the IPO.

Revenues: Revenues were $0.2 million in the first quarter of 2014, consisting primarily of the Company’s recognition of a portion of the deferred revenue relating to the license agreement with Maruishi Pharmaceuticals entered into in April 2013. The Company did not generate any revenue during the first quarter of 2013.

Research and Development (R&D) Expenses: R&D expenses were $2.2 million in the first quarter of 2014, compared to $0.9 million in the same period last year. The higher R&D expenses in the first quarter of 2014 were principally due to direct preclinical studies and clinical trial costs and consultant services in support of preclinical studies and clinical trials. The increase in clinical trial costs resulted from the I.V. CR845 Phase 1 renal impairment trial, drug manufacturing and preclinical studies related to oral tablets of CR845.

General and Administrative (G&A) Expenses: G&A expenses were $1.4 million in the first quarter of 2014, compared to $0.6 million in the same period last year. The increase in the first quarter of 2014 was primarily due to an increase in accounting, legal and consulting professional fees, insurance costs and public/investor relations costs related to becoming a public company.

Interest Income (Expense), net: Interest income (expense), net, was $22,000 of interest income in the first quarter of 2014, compared to $1.1 million of interest expense in the first quarter of 2013. The decrease in interest expense was primarily due to conversion of the convertible promissory notes during the third quarter of 2013, which had generated interest expense in 2013.

Cash Position: At March 31, 2014, cash and cash equivalents totaled $67.0 million, compared to $12.4 million at December 31, 2013. The balance at March 31, 2014 included the net proceeds from the Company’s recently completed initial public offering on February 5, 2014, which raised approximately $56.2 million, net of underwriting discounts and commissions and offering expenses.

Conference Call

Cara management will host a conference call today at 4:30 p.m. ET to discuss first quarter 2014 financial results and provide a business update.

To participate in the conference call, please dial 855-445-2816 (domestic) or 484-756-4300 (international) and refer to conference ID 34491220. A live webcast of the call can be accessed under “Events and Presentations” in the News & Investors section of the Company’s website at www.CaraTherapeutics.com.

An archived webcast recording will be available on the Cara website beginning approximately two hours after the call.

About Cara Therapeutics

Cara Therapeutics is a clinical-stage biopharmaceutical company focused on developing and commercializing new chemical entities designed to alleviate pain and pruritus by selectively targeting kappa opioid receptors. Cara is developing a novel and proprietary class of product candidates that target the body’s peripheral nervous system and have demonstrated efficacy in patients with moderate-to-severe pain without inducing many of the undesirable side effects typically associated with currently available pain therapeutics.

Forward-looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of these forward-looking statements include statements concerning the expected timing for the Company’s clinical trials, the potential results of planned clinical trials and future regulatory and development milestones for the Company’s product candidates. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in Cara Therapeutics’ filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and its other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Cara Therapeutics undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

- Financial tables follow -

CARA THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2014	2013
Revenue:
Collaborative revenue	$178	$—

Total revenue	178	—

Operating expenses:
Research and development	2,201	922
General and administrative	1,398	588

Total operating expenses	3,599	1,510

Operating loss	(3,421)	(1,510)

Interest income (expense), net	22	(1,129)

Loss before benefit from income taxes	(3,399)	(2,639)

Benefit from income taxes	16	7

Net loss	$(3,383)	$(2,632)

Net loss available to common stockholders:
Basic and Diluted	$(3,383)	$(1,741)

Loss per share available to common stockholders:
Basic and Diluted	$(0.22)	$(0.48)

Weighted average shares:
Basic and Diluted	15,654,079	3,659,208

CARA THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(unaudited)

	March 31,	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$67,038	$12,357
Income tax receivable	46	61
Prepaid expenses & other current assets	1,142	2,140

Total current assets	68,226	14,558
Property and equipment, net	2,629	2,825
Restricted cash	700	700

Total assets	$71,555	$18,083

Liabilities, convertible preferred stock and stockholders’ (deficit) equity
Current liabilities:
Accounts payable and accrued expenses	$2,336	$1,958
Deferred Revenue	3,417	3,475

Total current liabilities	5,753	5,433

Deferred lease obligation	1,074	1,139

Commitments and contingencies	—	—

Convertible Preferred stock	—	65,586

Stockholders’ (deficit) equity:
Preferred stock	—	—
Common stock	23	4
Additional paid-in capital	130,544	8,377
Accumulated deficit	(65,839)	(62,456)

Total stockholders’ (deficit) equity	64,728	(54,075)

Total liabilities, convertible preferred stock and stockholders’ (deficit) equity	$71,555	$18,083

Contacts

Jesse Baumgartner, Stern Investor Relations, 212-362-1200

Tony Plohoros, 6 Degrees PR, 908-940-0135